UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

PLC SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

459 Fortune Boulevard
Milford, Massachusetts	01757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 541-8800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 18, 2013, the Company entered into a Securities Purchase Agreement (the “SPA”) with a number of accredited investors, whereby the Company sold an aggregate of 29,166,668 shares of common stock and warrants to purchase an additional 29,166,668 shares of common stock with gross proceeds to the Company of $1,750,000 to these accredited investors (the “Investors”). The Company intends to utilize the proceeds of the private placement for general working capital purposes, for payment of fees to Palladium Capital, LLC, the exclusive placement agent, and for legal, blue sky and related expenses.  After payment of the placement agent fees and these other expenses, the Company anticipates net proceeds of approximately $1,575,329.

Each share of common stock was sold for a purchase price of $0.06 per share.  In addition, each Investor also received a five-year warrant (the “New Warrants”) to purchase one hundred (100%) percent of the number of shares of common stock purchased at an exercise price of $0.08 per share, subject to adjustment upon the occurrence of certain events such as stock splits and dividends and dilutive issuances.  The New Warrants may be exercised on a cashless basis if at any time there is no effective registration statement within 180 days after the closing date of the private placement covering the resale of the shares of common stock underlying the New Warrants. The New Warrants contain limitations on the holder’s ability to exercise the Warrant in the event such exercise causes the holder to beneficially own in excess of 9.99% of the Company’s issued and outstanding common stock.  In addition to the cash fee for its placement agent services, Palladium Capital also received a Warrant to purchase 1,458,333 shares of common stock on the same terms and conditions as the Investors under the SPA.

The shares of common stock and the New Warrants were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act.

Each Investor also has the option, for a period through June 18, 2014, to purchase for the same per share purchase price an equal number of shares of common stock and New Warrants equal to up to one-half of the shares of common stock and New Warrants purchased by the Investor on the initial closing date.  The shares of common stock sold in the offering (including the shares of common stock issuable upon exercise of the New Warrants) are subject to certain piggyback registration rights as well as certain other protections, including antidilution protection.   As required under the terms of the Securities Purchase Agreement entered into as of February 22, 2013 between the Company and certain investors, (the “February 2013 Financing”), the Company shall issue to the investors in the February 2013 Financing an additional 40,400,001 shares of Common Stock.  In addition, the antidilution provisions of the warrants sold in the February 2013 Financing will result in the aggregate number of shares issuable upon the exercise of these warrants increasing to 67,333,334 shares of Common Stock.  The foregoing is not a complete summary of the terms of the offering described in this Item 1.01 and reference is made to the complete text of the SPA, the Warrant and the Amendment and Waiver Agreement respectively attached as Exhibits 10.1-10.3 to the Company’s Current Report on Form 8-K, copies of which are filed with this Current Report as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated by reference herein.

Simultaneously, the holders of the Company’s term debentures (the “Term Debentures”), (which currently have an aggregate principal balance of $4,775,000), have entered into an Amendment and Waiver Agreement (“Amendment and Waiver Agreement”) with the Company under which the holders of the Term Debentures have agreed to (a) extend the payment due date for the interest on the debentures to June 30, 2015.  Under the terms of the existing Term Debentures and warrants issued to holders of the Term Debentures, the conversion price for the debentures has been reset to $.06 and the “VWAP” Price of the warrants issued to the Term Debenture holders under warrants originally issued in 2011 and 2012 has been set to $.3705.  The foregoing description of the transactions contemplated by the Amendment and Waiver Agreement does not purport to be a complete statement of the parties’ rights or obligations under the Amendment and Waiver Agreement and related documents and is qualified in its entirety by reference to the full text of the Amendment and Waiver Agreement, a copy of which is filed with the this Current Report on Form 8-K as Exhibit 10.4 and incorporated by reference herein.

In addition, certain of the Investors have requested that shares of Common Stock to be issued to them as Investors in the new financing be subject to limitations on delivery as set forth in a separate agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.5 hereto, and is incorporated by reference herein.

On September 18, 2013, the Company issued a press release announcing the consummation of the initial closing of the private placement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02.         Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01          Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated September 18, 2013

10.2	Form of Common Stock Purchase Warrant

10.3	Amendment and Waiver Agreement dated September 18, 2013 by and between the Company and Certain Holders of Securities Purchased in February 2013.

10.4	Amendment and Waiver Agreement dated September 18, 2013 by and between the Company and holders of Term Debentures.

10.5	Right to Shares Letter Agreement dated September 18, 2013 by and between the Company and certain investors.

99.1	Press Release dated September 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS INC.

Date: September 18, 2013	By:	/s/ Gregory W. Mann
Gregory W. Mann,
Chief Financial Officer